Exhibit 4.38

Exclusive Option Agreement

This Exclusive Option Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and among the following Parties on December 10, 2020 in Shanghai:

Party A: Shanghai Edge Connect Technology Co., Ltd.

Registered Address: Room 2207A, 28 Maji Road, China (Shanghai) Pilot Free Trade Zone

Party B: Shanghai Rongyan Yunqi Technology Co., Ltd.

Registered Address: Room 2207A, 28 Maji Road, China (Shanghai) Pilot Free Trade Zone

Party C: Shanghai Zhiyan Yunwei Technology Co., Ltd.

Registered Address: Room 2207A, 28 Maji Road, China (Shanghai) Pilot Free Trade Zone

In this Agreement, Party A, Party B and Party C are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

1.	Party B holds 100% of the equity interests of Party C;
2.

Party C and Beijing 21Vianet Broadband Data Center Co., Ltd. entered into an Equity Transfer Agreement on Shanghai Blue Cloud Technology Co., Ltd. (hereinafter referred to as the “Equity Transfer Agreement”) on December 10, 2020. Upon completion of the transaction under the Equity Transfer Agreement, Party C will hold 100% of the equity of Shanghai Blue Cloud Technology Co., Ltd.

3.	Party C and Party A entered into an Exclusive Technical Consulting and Service Agreement (hereinafter referred to as the “Service Agreement”) on December 10, 2020.
4.	Party B and Party C issued a Letter of Undertaking (hereinafter referred to as the “Letter of Undertaking on Dividends”) to Party A on December 10, 2020;
5.

On December 10, 2020, Party B and Party A entered into an Equity Pledge Agreement (hereinafter referred to as the “Equity Pledge Agreement”) and Party B issued a Power of Attorney (hereinafter referred to as the “Power of Attorney”) to Party A.

6.

Party A issued a Letter of Undertaking (together with the Service Agreement, the Letter of Undertaking on Dividends, the Equity Pledge Agreement and the Power of Attorney as mentioned above, collectively referred to as the “Controlling Agreements”) to Party C on December 10, 2020.

NOW, THEREFORE, the Parties agree as follows after reaching a consensus through consultation:

1.	Equity Sale and Purchase
1.1	Grant of the Right

Party B hereby irrevocably grants Party A an irrevocable exclusive right, that is, Party A or the third party designated by Party A has the Equity Option all or part of Party C’s equity (hereinafter referred to as the “Equity Option”) held by Party B at any time according to the exercise steps determined by Party A and the price specified in Article 1.3 of this Agreement to the extent permitted by Chinese laws. Except for Party A and the third party designated by Party A, no third party shall have the Equity Option. Party C hereby agrees that Party B may grant Party A the Equity Option. For the purpose of this article and this Agreement, a “person” refers to an individual, a company, a joint venture, a partnership, an enterprise, a trust or an unincorporated organization.

1.2	Exercise Steps

Party A’s exercise of its Equity Option shall be subject to compliance with the provisions of Chinese laws and regulations. When exercising the Equity Option, Party A shall give Party B a written notice (hereinafter referred to as the “Equity Purchase Notice”), which shall set forth the following: (a) Party A’s decision to exercise the Equity Option; (b) The quantity of equity that Party A intends to purchase from Party B (hereinafter referred to as the “Purchased Equity”); and (c) The Purchase Date/Equity Transfer Date.

1.3	Equity Purchase Price

The purchase price of the Purchased Equity (the “Equity Purchase Price”) shall be the lowest price permitted by Chinese laws and administrative regulations, except where evaluation is required by relevant laws and regulations.

1.4	Transfer of the Purchased Equity

When Party A exercises the Equity Option each time:

(a)	Party B shall, through the shareholders’ resolution, approve the transfer of the equity to Party A and/or the third party designated by Party A;
(b)	Party B shall enter into an equity transfer agreement with Party A or its designated third party in accordance with the provisions of this Agreement and the Equity Purchase Notice;
(c)

The relevant Party shall sign all such agreements or documents, obtain all such government approvals and consents, and take all such actions as are required to transfer the ownership of the Purchased Equity to Party A and/or its designated third party and make Party A and/or its designated third party the registered owner of the Purchased Equity without attaching any security interest. For the purposes of this article and this Agreement, “security interest” includes security, mortgage, third party`s rights or interests, any option, acquisition rights, preemptive rights, rights of offset, retention of title or other security arrangements. For avoidance of doubt, security interest arising under the Equity Pledge Agreement shall not be included.

2.	Undertakings Relating to Equity, Business Operation and Personnel

Arrangements

2.1	Party C’s Undertakings

Party C hereby undertakes as follows:

(a)

Party C accepts Party A’s suggestions on its personnel arrangements and transfer, daily operation, dividend distribution and financial management system, and Party C will strictly comply with and perform such suggestions accordingly;

(b)

Without the prior written consent of Party A, Party C shall not make supplement to, alter or modify its articles of association in any form, increase or decrease its registered capital, or otherwise change its registered capital structure;

(c)

Without prior written consent of Party A, Party C shall not engage in any activities beyond the scope of its normal business, or engage in any business activities inconsistent with its previous operations;

(d)

Without the prior written consent of Party A, Party C shall not merge, integrate or form a joint entity with any third party, or be merged, acquired or controlled by any third party, or restructure its main business and assets, or acquire or invest in any person;

(e)

Party C will maintain its good standing, prudently and effectively manage its business and handle its affairs in accordance with good financial and commercial standards and practices, in order to maintain the value of Party C’s assets and the normal operation of Party C, and it will not conduct any act/omission that may affect its business condition and the value of its assets;

(f)

Without the prior written consent of Party A, Party C shall not sell, transfer, mortgage or otherwise dispose of the legal or beneficiary interest of any of its significant assets, business or income, or allow any security interest to be created thereon except that any such act, with the confirmation of Party A, occurs during normal operation or is carried out according to relevant provisions of the Control Agreements;

(g)

No debt shall be incurred, inherited or allowed to exist without the prior written consent of Party A, except (i) any debt incurred in the normal or ordinary course of business other than by borrowing money, and (ii) any debt disclosed to and with the written consent of Party A;

(h)

Without the prior written consent of Party A, Party C shall not enter into any material agreement (for the purpose of this paragraph, “material agreement” means an agreement whose amount exceeds RMB 5 million), except for the agreement relating to the normal business included in the approved annual business plan or budget plan;

(i)	Party A shall not provide any loan, guarantee or other credit to any person without the prior written consent of Party A.
(j)	Party C shall not employ, change or dismiss any director or senior manager without the prior written consent of Party A.
(k)

Without the prior written consent of Party A, Party C shall not distribute dividends, equity interests or shareholders’ equity in any way. However, upon Party A’s written request, Party C shall immediately distribute all or part of distributable profits to Party B, and then Party B shall immediately and unconditionally pay or transfer the aforesaid distribution to Party A;

(l)	Party C shall not dissolve, liquidate or distribute the remaining property without the prior written consent of Party A.
(m)	Party C will provide Party A with all the information on its operation and financial position at the request of Party A;
(n)

At the request of Party A, Party C shall purchase and maintain the relevant insurance from an insurance company approved by Party A, and the amount and type of such insurance shall be the same as those normally taken out by a company operating similar business and owning similar property or assets in the same area;

(o)	Party C shall immediately notify Party A of any litigation, arbitration or administrative proceedings that occur or may occur in connection with its assets, business or income;
(p)

In order to maintain its ownership of all its assets, Party C shall execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate charges or conduct necessary or appropriate defense against all claims;

(q)	Party C shall submit its important certificates, licenses and seals to Party A for safekeeping, including but not limited to its business license, contract seal, financial seal and official seal;

(r)

Party C shall possess such government permits, licenses, authorizations and approvals as are necessary to conduct its business and shall ensure that all such government permits, licenses, authorizations and approvals shall remain in effect throughout the term of this Agreement;

(s)

Party C shall promptly inform Party A of any circumstance that may have a material adverse effect on Party C’s business or operation, and make its best efforts to prevent the occurrence of such circumstance and the expansion of losses;

(t)	Party C shall provide Party A with and allow Party A to use any technical or other data that Party A deems necessary or useful; and
(u)

Without the prior written consent of Party A, Party C shall not cause any of its branches or subsidiaries to fail to comply with the aforesaid undertakings or enter into any contract, agreement or other legal document that may result in any breach of the aforesaid undertakings.

2.2	Party B’s Undertakings

Party B hereby undertakes as follows:

(a)

Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or otherwise dispose of all or part of Party C’s equity held by it and all the legal or beneficiary interests thereof, or allow any other security interest to be created thereon, except for the pledge created on Party C’s equity pursuant to the Equity Pledge Agreement;

(b)

Without the prior written consent of Party A, Party B shall not make any shareholders` resolution approving Party C to engage in activities beyond its normal business scope or to engage in business activities inconsistent with its previous operation;

(c)

Without the prior written consent of Party A, Party B shall not make any shareholders` resolution approving the sale, transfer, mortgage or other disposal of all or part of Party C’s equity held by it and all the legal or beneficiary interests thereof, or allowing any other security interest to be created thereon, except the approval of pledge to be created on Party C’s equity according to the Equity Pledge Agreement;

(d)

Without the prior written consent of Party A, Party B shall not make any shareholders` resolution approving Party C to merge, integrate or form a joint entity with any third party, or to be merged, acquired or controlled by any third party, or to restructure its major business and assets, or to acquire or invest in any person;

(e)	Without the prior written consent of Party A, Party B shall not make any shareholders` resolution approving Party C’s employment, change or dismissal of any director or senior manager;
(f)

Without the prior written consent of Party A, Party B shall not make any shareholders` resolution approving Party C to distribute dividends, equity interests or shareholders’ equity in any way. However, upon Party A’s written request, Party B shall immediately cause Party C to distribute all or part of distributable profits to Party B, and then Party B shall immediately and unconditionally pay or transfer the aforesaid distribution to Party A;

(g)	Without the prior written consent of Party A, Party B shall not make any shareholders` resolution approving the dissolution, liquidation and distribution of the remaining property of Party C;
(h)	Party B shall immediately notify Party A of any litigation, arbitration or administrative proceedings that occur or may occur in connection with Party C’s equity owned by it;
(i)	When Party A exercises the Equity Option, Party B shall make a shareholders` resolution approving the transfer of the Purchased Equity as provided in this Agreement;
(j)

In order to maintain its ownership of Party C’s equity, Party B shall  execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate charges or conduct necessary or appropriate defense against all claims;

(k)	Upon Party A’s request at any time, Party B shall unconditionally and immediately transfer Party C’s equity held by it to Party A’s designated representative at any time;
(l)

Party B shall strictly comply with all the provisions of this Agreement and other agreements jointly or separately signed by Party B, Party C and Party A, and earnestly perform all its obligations under such agreements, and shall not conduct any act/omission that may affect the validity and enforceability of such agreements;

(m)

Party B shall promptly inform Party A of any circumstance that may have a material adverse effect on Party C’s business or operation, and make its best efforts to prevent the occurrence of such circumstance and the expansion of losses; and

(n)

Without the prior written consent of Party A, no shareholders` resolution shall be made to approve any branch or subsidiary of Party C to fail to comply with the aforesaid undertakings or enter into any contract, agreement or other legal document that may result in any breach of the aforesaid undertakings.

2.3

Party B further undertakes that during the term of this Agreement,  (i) except with Party A’s written consent, Party B will not directly or indirectly (whether through Party B or any other natural person or legal entity) participate in, engage in, acquire or hold (in any case whether as a shareholder, partner, agent, employee or otherwise) any business that competes or may compete with Party C or any of its affiliates, or have the interests therein; (ii) any act or omission of Party B will not cause any conflict of interest between Party B and Party A (including but not limited to Party A’s shareholders); and (iii) in the event of such conflict of interest (and Party A may decide at its absolute discretion whether such conflict of interest occurs), Party B shall, subject to Chinese laws, take any action directed by Party A to eliminate such conflict of interest.

2.4

Party B shall only appoint a person designated by Party A as the director of Party C, and the specific procedures shall be carried out in accordance with relevant laws, regulations and the articles of association. Party B and Party C shall facilitate the appointment of the personnel designated by Party A as the general manager, chief financial officer and other senior managers of Party C. If any of the above directors or senior managers designated by Party A resigns or is dismissed at the request of Party A, Party B and Party C shall, at the request of Party A, dismiss such person from Party C and appoint another candidate designated by Party A to succeed such person.

2.5

Party C agrees to provide its idle funds to Party A or Party A`s subsidiaries for use by means of entrusted loans or fund lending. The specific method shall be agreed in a separate agreement signed by the Parties.

3.	Representations and Warranties

Party B and Party C hereby jointly and severally make the following representations and warranties to Party A on the date of execution of this Agreement and on each purchase date/equity transfer date:

(a)

It has the authority and capacity to enter into and deliver this Agreement and any equity transfer agreement (each is referred to as a “Transfer Agreement”) to which it is a party and that is signed for each transfer of the Purchased Equity pursuant to this Agreement and to perform its obligations under this Agreement and any Transfer Agreement. Upon execution, this Agreement and each Transfer Agreement to which it is a party shall constitute legal, valid and binding obligations and shall be enforceable in accordance with the terms of the Transfer Agreement;

(b)

Neither the execution and delivery of this Agreement or any Transfer Agreement nor the performance of its obligations under this Agreement or any Transfer Agreement will: (i) result in a breach of any relevant Chinese law; (ii) conflict with its constitution or other organizational documents; (iii) result in or constitute a breach of any agreement or document to which it is a party or that is binding on it; (iv) result in a breach of any condition for the grant and/or continuous validity of any license or approval granted to it; or (v) cause any license or approval granted to it to be suspended or revoked or subject to additional conditions;

(c)

Party B has good and marketable title to Party C’s equity held by it. Party B has not created any security interest on Party C’s equity held by it, except the pledge created on Party C’s equity in accordance with the Equity Pledge Agreement;

(d)

Party C does not have any outstanding debts, except (i) debts which are confirmed by Party A to be incurred in the ordinary course of its business, and (ii) debts which have been disclosed to Party A and approved by Party A in writing; and

(e)	Party C has good and marketable title to all of its assets. Party C does not create any security interest on all of its assets; and
(f)	There are currently no litigation, arbitration or administrative proceedings that are ongoing or pending or likely to occur in connection with Party C’s equity or assets or with respect to Party C.

4.	Effective Date

This Agreement is executed on the date written above and shall come into force upon completion of the registration procedures with competent authority regarding the transaction under the Equity Transfer Agreement after duly executed by the Parties. This Agreement shall be terminated upon Party A’s acquisition of all of Party C’s equity held by Party B to the extent permitted by Chinese laws.

5.	Governing Law and Dispute Resolution
5.1	Governing Law

The conclusion, validity, interpretation and performance of this Agreement and the settlement of disputes hereunder shall be governed by Chinese laws.

5.2	Dispute Resolution Method

Any dispute arising from the interpretation and performance of this Agreement shall first be settled by the Parties through friendly negotiation. If the dispute cannot be settled within 30 days after any Party sends a written notice to the other Party requesting settlement through negotiation, then any Party shall submit such dispute to Shanghai International Economic and Trade Arbitration Commission (Shanghai International Arbitration Center) for arbitration in accordance with its arbitration rules in effect at that time. The place of arbitration shall be Shanghai. The arbitral award shall be final and binding on the Parties.

6.	Taxes and Expenses

Each Party shall be liable for any and all transfer and registration taxes, costs and expenses incurred by or levied on it in connection with the preparation and execution of this Agreement and each Transfer Agreement and the completion of the transactions contemplated by this Agreement and each Transfer Agreement in accordance with Chinese laws.

7.	Notice

Any notice or other communication required to be given by any Party under this Agreement shall be written in Chinese and shall be delivered in writing to the Parties concerned. The date on which such notice or other communication shall be deemed to have been actually delivered shall be determined as follows: (a) When a notice is delivered by hand, it shall be deemed to have been actually delivered on the date when it is delivered by hand; (b) Any notice sent by letter shall be deemed to have been actually delivered on the tenth day after the date on which a registered airmail with postage prepaid is posted (as indicated on the postmark) or on the fourth day after it is delivered to an internationally recognized courier service; and (c) Any notice sent by e-mail or fax shall be deemed to have been actually delivered at the receiving time shown on the transmission confirmation of the relevant document when the sender’s e-mail system confirms that the e-mail is sent to the recipient’s e-mail receiving system.

8.	Duty of Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged among them in connection with this Agreement is confidential. Each Party shall keep all such information confidential and shall not disclose any such information to any third party without the prior written consent of the other Party, except that (a) such information is or will be known to the public (but is not disclosed to the public by one of the receiving Parties); (b) the information is required to be disclosed by applicable legislation or the rules or regulations at the place of listing; or (c) the information is required to be disclosed by any Party to its legal or financial adviser in connection with the transaction and such legal or financial adviser is subject to a duty of confidentiality similar to that under this article. Any disclosure by any employee of or organization engaged by any Party shall be deemed as such Party’s disclosure, and such Party shall be liable for breach of contract in accordance with this Agreement. This article shall survive the termination of this Agreement regardless of the reason for such termination.

9.	Further Assurance

The Parties agree to promptly execute such documents and take such further actions as may be reasonably necessary or in their favor for the implementation of the provisions and purposes of this Agreement.

10.	Miscellaneous
10.1	Revision, Amendment and Supplement

This Agreement shall not be revised, amended or supplemented unless a written agreement is signed by the Parties.

10.2	Compliance with Laws and Regulations

Each Party shall comply with and shall ensure that its operations are in full compliance with all applicable laws and regulations.

10.3	Entire Agreement

Except for any revision, amendment or supplement made in writing by the Parties after the execution of this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements, whether oral or written, with respect to the subject matter hereof.

10.4	Headings

The headings of this Agreement are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.5	Language

This Agreement is written in Chinese and is made in triplicate.

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(This page contains no text as the signature page of the Exclusive Option Agreement)

Party A:

Shanghai Edge Connect Technology Co., Ltd. (Seal)

Authorized Representative (Signature): /s/ Lu Lang

Party B:

Shanghai Rongyan Yunqi Technology Co., Ltd. (Seal)

Authorized Representative (Signature): /s/ Yang Haifeng

Party C:

Shanghai Zhiyan Yunwei Technology Co., Ltd. (Seal)

Authorized Representative (Signature): /s/ Lu Lang